PENN SERIES FUNDS, INC.

AMENDMENT TO AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into on this 1st day of June 2023, by and between Penn Mutual Asset Management, LLC (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser and the Sub-Adviser are parties to an Amended and Restated Investment Sub-Advisory Agreement dated March 7, 2022 (the “Agreement”) relating to the Flexibly Managed Fund and the Large Growth Stock Fund, each a separate series of Penn Series Funds, Inc. (the “Company”);

WHEREAS, the parties wish to amend the Agreement to modify the investment sub-advisory fee rates payable to the Sub-Adviser pursuant to Section 3 of the Agreement with respect to the Large Growth Stock Fund (the “Fund”), as set forth in this Amendment; and

WHEREAS, the parties agree that this Amendment, including the modified sub-advisory fee rates set forth herein will be effective June 1, 2023.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1. Section 2 of Schedule B relating to the sub-advisory fee rates to be paid to the Sub-Adviser as compensation for its management of the Fund is modified to reflect reduced breakpoint fee rates and threshold amounts and related transitional credits.

2. For ease of reference, the current Schedule B to the Agreement dated March 7, 2022 is hereby deleted in its entirety and replaced with updated Schedule B appended hereto.

3. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, INC.		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Keith G. Huckerby	By:	/s/ Terence Baptiste
Name:	Keith G. Huckerby	Name:	Terence Baptiste
Title:	Senior Managing Director & Chief Operating Officer	Title:	Vice President

2

Schedule B

to the

Amended and Restated Investment Sub-Advisory Agreement

between

Penn Mutual Asset Management, LLC

and

T. Rowe Price Associates, Inc.

Dated as of June 1, 2023

1. Flexibly Managed Fund

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the Flexibly Managed Fund as follows:

When Fund assets do not exceed $500,000,000:

(i)	0.50% (50 basis points) with respect to the first $250,000,000 of average daily net assets of the Fund; and

(ii)	0.40% (40 basis points) with respect to the average daily net assets of the Fund above $250,000,000.

When Fund assets exceed $500,000,000:

(i)	0.40% (40 basis points) with respect to the first $1,000,000,000 of average daily net assets of the Fund; and

(ii)	0.35% (35 basis points) with respect to the average daily net assets of the Fund above $1,000,000,000.

When Fund assets exceed $2,000,000,000:

(i)	0.40% (40 basis points) with respect to the first $500,000,000 of average daily net assets of the Fund; and

(ii)	0.35% (35 basis points) with respect to the average daily net assets of the Fund above $500,000,000.

When Fund assets exceed $3,000,000,000:

0.35% (35 basis points) with respect to the average daily net assets of the Fund.

For the Flexibly Managed Fund, the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion. The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Flexibly Managed Fund’s assets fall beneath $3 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the tiered fee schedule. This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the average daily fund assets and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold. The credit would approach $250,000 annually when the Flexibly Managed Fund’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Average Daily Fund Assets - $2.93 billion	X $250,000
$71,428,571

2.  Large Growth Stock Fund

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the Large Growth Stock Fund as follows:

When Fund assets do not exceed $1,000,000,000:

(i)	0.40% (40 basis points) with respect to the average daily net assets of the Fund up to $200,000,000;

(ii)	0.33% (33.0 basis points) on all assets when the average daily net assets of the Fund reach $200,000,000; and

(iii)	0.325% (32.5 basis points) on all assets when average daily net assets of the Fund reach $500,000,000.

When Fund assets exceed $1,000,000,000:

(i)	0.30% (30 basis points) with respect to the average daily net assets of the Fund up to $1,000,000,000;

(ii)	0.29% (29.0 basis points) with respect to the average daily net assets of the Fund above $1,000,000,000;

(iii)	0.29% (29.0 basis points) on all assets when the average daily net assets of the Fund reach $2,000,000,000; and

(iv)	0.275% (27.5 basis points) with respect to the average daily net assets of the Fund above $3,000,000,000.

For the Large Growth Stock Fund, the Sub-Adviser will provide the Adviser a transitional credit to ease the transition from the flat fee rate when net assets are below $200 million and the flat fee rate once assets reach $200 million. The transitional credit will apply to all asset levels between $165 million and $200 million for as long as the Fund shall maintain such asset levels and regardless of the amount of time the Fund’s assets were subject to the 0.33% fee rate.

To accommodate circumstances where the Large Growth Stock Fund’s assets decline to less than $200 million and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the flat 0.40% fee rate. The transitional credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar amount of the sub-advisory fees to be paid to the Sub-Adviser until assets either (a) reach $200 million, when the flat 0.33% bps fee rate would be triggered, or (b) decline to less than $165 million, when the flat 0.40% fee rate would apply in full (i.e., without a transitional credit).

The transitional credit is determined by multiplying the difference between the flat 0.40% fee rate and the flat 0.33% fee rate by the difference between $165 million and the Fund’s then-current average daily net assets for billing purposes, divided by the difference between the $200 million and the $165 million thresholds. The transitional credit would approach $140,000 annually when a Fund’s assets were close to $200 million and fall to zero at $165 million.

The transitional credit is determined as follows:

Average Daily Net Fund Assets - $165,000,000	X $140,000
$35,000,000

For the Large Growth Stock Fund, the Sub-Adviser will provide the Adviser a transitional credit to ease the transition from the flat fee rate when net assets are below $500 million and the flat fee rate once assets reach $500 million. The transitional credit will apply to all asset levels between approximately $492.4 million and $500 million for as long as the Fund shall maintain such asset levels and regardless of the amount of time the Fund’s assets were subject to the 0.325% fee rate.

To accommodate circumstances where the Large Growth Stock Fund’s assets decline to less than $500 million and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the flat 0.33% fee rate. The transitional credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar amount of the sub-advisory fees to be paid to the Sub-Adviser until assets either (a) reach $500 million, when the flat 0.325% bps fee rate would be triggered, or (b) decline to less than $492.4 million, when the flat 0.33% fee rate would apply in full (i.e., without a transitional credit).

The transitional credit is determined by multiplying the difference between the flat 0.33% fee rate and the flat 0.325% fee rate by the difference between approximately $492.4 million and the Fund’s then-current average daily net assets for billing purposes, divided by the difference between the $500 million and the $492.4 million thresholds. The transitional credit would approach $25,000 annually when a Fund’s assets were close to $500 million and fall to zero at approximately $492.4 million.

The transitional credit is determined as follows:

Average Daily Net Fund Assets - $492,424,242.42	X $25,000
$7,575,757.58

For the Large Growth Stock Fund, the Sub-Adviser will provide the Adviser a transitional credit to ease the transition from the flat fee rate when net assets are below $1 billion and the flat fee rate once assets reach $1 billion. The credit will apply at asset levels between approximately $923 million and $1 billion for as long as the Fund shall maintain such asset levels and regardless of the amount of time the Fund’s assets were subject to the 0.30% fee rate.

To accommodate circumstances where the Large Growth Stock Fund’s assets decline to less than $1 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the flat 0.325% fee rate. The transitional credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar amount of the sub-advisory fees to be paid to the Sub-Adviser until assets either (a) reach $1 billion, when the flat 0.30% bps fee rate would be triggered, or (b) decline to less than $923 million, when the flat 0.325% fee rate would apply in full (i.e., without a transitional credit).

The transitional credit is determined by multiplying the difference between the flat 0.325% fee rate and the flat 0.30% fee rate by the difference between approximately $923 million and the Fund’s then-current average daily net assets for billing purposes, divided by the difference between the $1 billion and the $923 million thresholds. The transitional credit would approach $250,000 annually when a Fund’s assets were close to $1 billion and fall to zero at approximately $923 million.

The transitional credit is determined as follows:

Average Daily Net Fund Assets - $923,076,923.08	X $250,000
$76,923,076.92

For the Large Growth Stock Fund, the Sub-Adviser will provide the Adviser a transitional credit to ease the transition from the tiered fee rate and the flat fee rate once assets reach $2 billion. The credit will apply at asset levels between approximately $1.96 billion and $2 billion for as long as the Fund shall maintain such asset levels and regardless of the amount of time the Fund’s assets were subject to the 0.29% fee rate on all assets.

To accommodate circumstances where the Large Growth Stock Fund’s assets decline to less than $2 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The transitional credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar amount of the sub-advisory fees to be paid to the Sub-Adviser until assets either (a) reach $2 billion, when the flat fee would be triggered, or (b) decline to less than $1.96 billion, when the tiered fee schedule would apply in full (i.e., without a transitional credit).

The transitional credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.29% fee rate by the difference between the Fund’s then-current average daily net assets for billing purposes and approximately $1.96 billion, divided by the difference between $2 billion and the $1.96 billion thresholds. The transitional credit would approach $100,000 annually when a Fund’s assets were close to $2 billion and fall to zero at approximately $1.96 billion.

The transitional credit is determined as follows:

Average Daily Net Fund Assets - $1,965,517,241.38	X $100,000
$34,482,758.62

The transitional credits discussed above are not subject to reimbursement and the Fund is not otherwise required to compensate the Sub-Adviser or its affiliates in connection with any transitional credit applied to sub-advisory fees to be paid to the Sub-Adviser for its management of the Fund.